FIRST AMENDMENT TO THE
                           WARRANT PURCHASE AGREEMENT


         THIS FIRST AMENDMENT TO THE WARRANT PURCHASE AGREEMENT (this "First Amendment") is made as of the 17th day of June, 1997, by and between MAGELLAN HEALTH SERVICES, INC., a Delaware corporation (the "Company"), and CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP, a Delaware limited partnership ("Buyer").

                                                  R E C I T A L S

         A. The Company and Buyer entered into that certain Warrant Purchase Agreement dated as of January 29, 1997 (the "Agreement"). Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.

         B. The parties desire to enter into this First Amendment to evidence their agreement to certain changes to the Agreement, as hereinafter set forth.

         NOW THEREFORE, in consideration of the mutual covenants set forth herein, the Company and the Buyer hereby agree as follows:

         1. Section 1.2 is deleted in its entirety and replaced with the following:

                  1.2 Purchase Price and Payment. The parties hereto acknowledge that the Purchase Price for the Warrants was made by them in arm's length negotiation. The aggregate purchase price for the Warrants is Twelve Million Five Hundred Thousand Dollars ($12,500,000) (the "Purchase Price"). The Purchase Price payable by Buyer for the Warrants shall be paid by Buyer on or before Closing Date (as hereinafter defined) in immediately available funds by confirmed wire transfer to a bank account to be designated by the Company (such designation to occur no later than the third Business Day prior to the Closing Date).

         2. Section 3.8 is deleted in its entirety and replaced with the following:

                  3.8 Rights  Plan.  Based upon the  representation  of Buyer in
                  Section 4.6 hereof and relying upon the information in the most recent Schedule 13D filed by Rainwater-Magellan Holdings,L.P. related to stock ownership in the Company, the execution of this Agreement and the issuance of the Warrant Shares (assuming the continued validity of the representation of Buyer in Section 4.6 hereof) shall not cause an issuance of certificates within the

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                  meaning of Section 3 of the Rights  Agreement dated as of July
                  21, 1992, as amended by the First Amendment to Rights Agreement dated as of May 30, 1997, between the Company and First Union National Bank of North Carolina (the "Rights Agreement") or a Triggering Event as defined in the Rights Agreement.

         3.       The reference to "Crescent Opportunity Corporation ("COC")" in
Section 5.5 should read "Crescent Operating, Inc. ("COI")".

         4.       Section 5.12 of the Agreement is deleted in its entirety.

         5. The definition of "Rights Agreement" contained in Section 11.1 is deleted in its entirety and replaced with the following:

                  "Rights Agreement" means that certain Rights Agreement, dated as of July 21, 1992, as amended by the First Amendment to Rights Agreement, dated as of May 30, 1997, between the Company and First Union National Bank of North Carolina, as rights agent.

         6. Annex I is deleted in its entirety and replace with Annex I attached hereto.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered this 17th day of June, 1997.


                               MAGELLAN HEALTH SERVICES, INC., a
                               Delaware corporation


                               By:      \s\ Linton C. Newlin
                                        -------------------------------
                               Title:   Vice President and Secretary
                                        -------------------------------



                               CRESCENT REAL ESTATE EQUITIES
                               LIMITED PARTNERSHIP, a Delaware limited
                               partnership

                               By:      Crescent Real Estate Equities,
                                        Ltd., A Delaware corporation, its sole
                                        general partner


                               By:      \s\ David M. Dean
                                        -------------------------------
                               Title:   Senior Vice President, Law
                                        -------------------------------




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